EXHIBIT 10.07

TERMINAL SERVICES SCHEDULE
(Corpus East and West Terminals)

This Terminal Services Schedule (this “Schedule”) is entered into on the 1st day of October, 2015 (the “Effective Date”) by and between VALERO PARTNERS OPERATING CO. LLC, a Delaware limited liability company (“Company”) and VALERO MARKETING AND SUPPLY COMPANY, a Delaware corporation (“Customer”) pursuant to the Master Terminal Services Agreement (“Agreement”) between Company and Customer dated December 16, 2013. Except as set forth herein, the terms and conditions of the Agreement are incorporated by reference into this Schedule. Unless otherwise defined in this Schedule, the defined terms in this Schedule will have the same meaning used in the Agreement.

1.Definitions. For purposes of this Schedule and the Agreement as it relates to this Schedule, the following terms shall have the meanings set forth below:
(a)    “Export Crude” means crude oil, blended crude oil, crude oil mixture, diluted crude oil, synthetic crude and bitumen crude delivered to the Tanks at Corpus West Terminal for export purposes.
(b)    “Tankage” means the crude oil, refined products and intermediates storage tanks identified on Exhibit A attached hereto and incorporated herein for all purposes that are located at the Terminals.
(c)    “Tank” means any individual crude oil, refined product or intermediate storage tank within the Tankage. The Company may designate alternate tankage in the event the Tanks become unavailable.
2.    Term. This Schedule shall have a primary term commencing on the Effective Date and ending 10 years from the Effective Date (the “Initial Term”), and may be renewed by Customer, at Customer’s sole option, for one successive 5 year renewal term (a “Renewal Term”), upon at least 180 Days’ written Notice from Customer to Company prior to the end of the Initial Term. The Initial Term and Renewal Term, if any, shall be referred to in this Schedule as the “Term”.
3.    Terminals. The terminal services contemplated by this Schedule will be performed at the following terminals (each a “Terminal” and, collectively, the “Terminals”):
(a)    Company’s Affiliate’s Corpus Christi East Tank Farm located in Corpus Christi, Texas (the “Corpus East Terminal”); and
(b)    Company’s Affiliate’s Corpus Christi West Tank Farm located in Corpus Christi, Texas (the “Corpus West Terminal”).
4.    Refinery. The Terminals support Customer’s Affiliate’s refineries as follows (each, a “Refinery” and, collectively, the “Refineries”)
(a)    the Corpus East Terminal supports the Corpus Christi East Refinery located in Corpus Christ, Texas; and

(b)    the Corpus West Terminal supports the Corpus Christi West Refinery located in Corpus Christi, Texas.
5.    Product. The products to be handled and stored under this Schedule (each a “Product,” and collectively the “Products”) are those specified Products set forth on Exhibit B attached hereto and incorporated herein for all purposes.
6.    Receipts and Deliveries. Product will be received at and delivered from the Terminals by pipeline. Custody of Products received at each Terminal shall pass to Company at the Demarcation Points. Custody of Products delivered from the Terminals shall pass to Customer at the Demarcation Points. For purposes of this Section 6 the “Demarcation Points” shall mean those points at which any receipt pipeline to the Tankage or delivery pipeline from the Tankage connects to any receipt or delivery pipeline outside of a Terminal that is used for the purpose of transporting Products to and from such Terminal. The Parties may determine the actual Demarcation Points following the Effective Date and agree to execute any amendments or supplements to this Schedule if necessary to incorporate the actual Demarcation Points.
7.    Specifications. Customer will ensure that all of Customer’s Product delivered to the Terminals under the terms of this Schedule meets the Company’s applicable specifications for such Product (the “Specifications”), provided that (a) the Product specifications and properties remain consistent with the pipeline system specifications for the applicable pipelines connected to the Terminals and (b) the Product specifications and properties comply with any specifications imposed by Law. These Specifications are minimum specifications for the Terminals and do not supersede any published or otherwise required specification set forth by the delivering pipelines that may be more stringent for movements on those third party pipelines. Ethanol delivered to the Terminals by or on behalf of Customer shall meet all the specifications listed in the latest version of ASTM D4806.
8.    Throughput Charges. For each Month during the Term, Customer will pay Company (a) $0.509 per Barrel of Products throughput and handled at the Terminals for or on behalf of Customer for throughput volumes up to 390,000 average Barrels per Day of Products (“Tier 1 Rate”) and (b) $0.05 per Barrel of Products throughput and handled at the Terminals for or on behalf of Customer for throughput volumes in excess of 390,000 average Barrels per Day of Products (“Tier 2 Rate”), in each case subject to escalation pursuant to Section 11. The Tier 1 Rate and Tier 2 Rate may be referred to collectively or individually as the “Throughput Charge.” For the avoidance of doubt, to the extent any Quarterly Deficiency Payment is applied to any Quarterly Surplus Volumes (such volumes being referred to as “Pre-Paid Volumes”), the Throughput Charge for such Pre-Paid Volumes shall be the Tier 1 Rate for the Calendar Quarter in which such Quarterly Deficiency Payment was made. For each Month within a Calendar Quarter, the Throughput Charge applied to volumes tendered for such Month shall be based on a quarter-to-date calculation of the Minimum Monthly Commitment, and the revenue billed for such Month shall be adjusted to reflect such quarter-to-date calculation. For purposes of this Section 8, the term “Minimum Monthly Commitment” shall be 354,000 average Barrels per Day of Products multiplied by the number of days in the applicable Month. An illustrative example of the quarter-to-date calculation of the Minimum Monthly Commitment and applicable Throughput Charges for such quarter is attached hereto as Exhibit C. For avoidance of doubt, (a) movements of Products from the Terminals to the Refineries for processing at the Refineries and movements of Products out of the Refineries from processing to the Terminals are not considered throughput for which Customer will be charged a Throughput Charge; (b) movements of Products between the Terminals are not considered throughput for which Customer will be charged a Throughput Charge; and (c) for movements of Export Crude, Customer will be charged a Throughput Charge on both the receipt of Export Crude at the Corpus West Terminal and deliveries of Export Crude from the Corpus West Terminal.
9.    Other Charges.
(a)    Holdover Fee. If Customer does not remove its Product from a Terminal on or before the date this Schedule terminates, except to the extent any delay in removal is caused by Company, Customer will pay a holdover fee of $0.05 per Barrel of Product per day in addition to any Throughput Charge.
(b)    Sampling Fee. Customer will pay a $100 fee per sample for all samples drawn at Customer’s request excluding any composite samples taken on pipeline receipts to or pipeline deliveries from the Terminals.
10.    Minimum Throughput Commitments. For each Calendar Quarter during the Term, Customer shall tender or cause to be tendered an average of at least 354,000 Barrels per Day of Products to or from the Terminals (viewed collectively) for handling in approximately ratable quantities (such average, the “Minimum Quarterly Commitment”) and Company shall accept and deliver such Products at the Terminals in accordance with the terms of this Schedule. Except as expressly provided in the Agreement in connection with an Outage, a Company Force Majeure or a Customer Force Majeure with respect to the Terminals, if during any Calendar Quarter, Customer fails to satisfy its Minimum Quarterly Commitment in such Calendar Quarter, then Customer will pay Company a deficiency payment (each, a “Quarterly Deficiency Payment”) in an amount equal to the volume of the deficiency (the “Quarterly Deficiency Volume”) multiplied by the Throughput Charge. Customer shall pay Company the amount of such Quarterly Deficiency Payment along with any Throughput Charge payable hereunder. The dollar amount of any Quarterly Deficiency Payment paid by Customer may be applied as a credit against any amounts incurred by Customer and owed to Company with respect to volumes of Products handled at the Terminals in excess of Customer’s Minimum Quarterly Commitment (or, if this Schedule expires or is terminated, to volumes handled at the Terminals in excess of the applicable Minimum Quarterly Commitment in effect as of the date of such expiration or termination) (such excess volume in any Calendar Quarter during the Term is referred to as the “Quarterly Surplus Volume”) during any of the succeeding four Calendar Quarters, after which time any unused credits will expire. This Section 10 shall survive the expiration or termination of this Schedule, if necessary for the application of any Quarterly Deficiency Payment against any Quarterly Surplus Volume as set forth herein.
11.    Escalation. On July 1, 2016, and on July 1st of each year thereafter while this Schedule is in effect, Company shall adjust the applicable Throughput Charge, which adjustments shall be effective as of July 1st of the year in which such election is made, by multiplying the applicable Throughput Charge, by an amount equal to a maximum of (a) 1.0 plus (b) a fraction, of which (i) the numerator is the positive change, if any, in the Consumer Price Index – All Urban Consumers (Series ID CUUR0300SA0; Not Seasonally Adjusted; South urban; All items) (such index, the “CPI”) during the 12-Month period ending on March 31st of such year, as reported during the Month of April of such year and (ii) the denominator is the CPI as of the first day of such 12-Month period, provided that if, with respect to any such 12‑Month period, the CPI has decreased during such

12‑Month period, Company may increase fees on the following July 1st only to the extent that the percentage change in the CPI since the most recent previous such increase in fees is greater than the aggregate amount of the cumulative decreases in the CPI during the intervening period or periods.
12.    Nominations. Customer shall furnish to Company, by the 20th Day of each Month preceding the Month of delivery (except for the first Month of the Term, which shall be on or before the 5th day of such Month), a delivery schedule that includes the estimated quantity of Products that Customer anticipates delivering to and receiving from the Terminals during the following Month.
13.    Monthly Statements. For purposes of this Schedule and the Agreement as it relates to this Schedule, Section 6.01 of the Agreement is hereby amended and restated as follows:
Within 10 days after the end of each Month, Company will provide Customer a statement (a “Monthly Statement”) for each proceeding Month, which Monthly Statement shall include for each Product: receipts and withdrawals, and the Throughput Charges due the Company (after application of any Quarterly Surplus Volume credit to which the Company may be entitled pursuant to this Schedule). If requested by Customer, Company will provide pipeline meter tickets for receipts and withdrawals at the Terminals for such Month, if available. Each Monthly Statement immediately following the last Month in each Calendar Quarter shall include a report that sets forth the amount of Quarterly Deficiency Volume, if any, or Quarterly Surplus Volume, if any, and any Quarterly Deficiency Payment that may be due and payable by Customer.
14.    Liens. Customer hereby grants to Company a warehouseman’s lien on all of Customer’s Products in storage at the Terminals for any amounts payable by Customer to Company that have not been paid when due hereunder. If a warehouse receipt is required under Law for such a lien to arise, this Schedule will be deemed to be the warehouse receipt for all Products at the Terminals.
15.    Special Termination by Customer. If Customer or any of its Affiliates determines to completely or partially suspend refining operations at either Refinery for a period of at least 12 consecutive Months, the Parties will negotiate in good faith to agree upon a reduction of the Minimum Quarterly Commitment to reflect such suspension of operations. If the Parties are unable to agree to an appropriate reduction of the Minimum Quarterly Commitment, then after Customer or such Affiliate has made a public announcement of such suspension, Customer may provide written Notice to Company of its intent to terminate this Schedule and this Schedule will terminate 12 Months following the date such Notice is delivered to Company. In the event Customer or such Affiliate publicly announces, prior to the expiration of such 12-Month period, its intent to resume operations at the Refinery, then such Notice shall be deemed revoked and this Schedule shall continue in full force and effect as if such Notice had never been delivered.
16.    Effect of Customer Restructuring. If Customer or any of its Affiliates determines to restructure its respective supply, refining or sales operations at either Refinery in such a way as could reasonably be expected to materially and adversely affect the economics of Customer’s performance of its obligations under this Schedule, then the Parties will negotiate in good faith an alternative arrangement that is no worse economically for Company than the economic benefits to be received by Company under this Schedule, which may include the substitution of new commitments of Customer on other assets owned or to be acquired or constructed by Company.

17.    Additional Services. If Company performs additional services at Customer’s written request, or if Company, upon written notice to Customer, performs any additional services because Customer’s Product does not meet the applicable Specifications, Customer will pay Company the cost of such services plus an administrative fee that is equal to 10% of such documented, invoiced costs.
18.    Removal of Tank for Service Inspection. The Parties agree that if the Company determines to remove a Tank included in the Terminals from service or if a Tank is removed from service for inspection in compliance with API Standard 653 for Aboveground Storage Tanks then Company will not be required to utilize, operate or maintain such Tank or provide the services required under this Schedule with respect to such Tank; provided however, that any such removal will not reduce the applicable Throughput Charge except to the extent that Company is unable to provide to Customer the applicable throughput capacity to satisfy the Minimum Quarterly Commitment.
19.    Tank Cleaning and Removal of Products. Notwithstanding any provision herein to the contrary, Customer will be responsible for all actual costs incurred by Company for tank cleaning, product removal, and disposal of all residual Product (including any BS&W) during the Term in the event (a) of a change in service of a Tank; (b) any cleaning of the Tankage is necessary for Company to comply with Applicable Law, including compliance with API 653 or any legal or regulatory requirement adopting or substantially similar to the requirements set forth in API 653; or (c) it becomes necessary to remove a Tank from service for maintenance. Under such circumstances, Company shall exercise commercially reasonable efforts to (a) provide Customer with at least sixty (60) days prior written notice of its intention to remove a Tank for cleaning or maintenance, which notice shall include (i) the legal basis for such requirement, if required, and (ii) the estimated amount of time any such Tank will be taken out of service for such purpose and (b) except as otherwise prohibited by Applicable Law, clean only one Tank in a particular service at any given time while allowing the other Tanks to remain in service, subject to any Force Majeure event; provided, however, the failure of Company to timely provide such notice shall not relieve Customer of its obligations required hereunder.
20.    Dewatering Services. Notwithstanding any provision herein to the contrary, Company shall not be responsible for dewatering Customer’s Products. To the extent it becomes necessary during the Term to remove and dispose of water from the Tanks, Customer shall bear the cost of, or reimburse the Company for, such removal and disposal by vacuum truck. The Company shall control and oversee, and cooperate with Customer on arranging for, the completion of such removal and disposal.
21.    Marketing of Throughput and Storage Services to Third Parties. During the Term, Company may provide throughput services to third parties at the Terminals and storage services to third parties in the Tankage, provided that, (a) the provision of such throughput and storage services to third parties is not reasonably likely to negatively impact Customer’s ability to use either the Terminals or the Tankage in accordance with the terms of this Schedule in any material respect; (b) prior to any third party use of either of the Terminals or the Tankage or the entry into any agreement with respect thereto, Company shall have received prior written consent from Customer with respect to such third party usage or the entry into such agreement, as applicable, not to be unreasonably withheld, conditioned or delayed; and (c) to the extent such third-party usage reduces the ability of Company to provide the throughput capacity to satisfy the Minimum Quarterly

Commitment, the Minimum Quarterly Commitment shall be proportionately reduced to the extent of the difference between the Minimum Quarterly Commitment and the amount that can be throughput at the Terminals or stored in the Tankage (prorated for the portion of the Quarter during which the Minimum Quarterly Commitment was unavailable).
22.    Increase in Ad Valorem Taxes. If Company’s ad valorem tax obligation related to the Tankage and other facilities at the Terminals substantially increases after the Effective Date as a result of the change in ownership of either Terminal or either Terminal being assessed separately from the applicable Refinery, the Parties will renegotiate the applicable Throughput Charge in good faith based on the amount of the increased tax liability and Company’s good faith estimate of Customer’s pro rata share (or if the amount of the increased tax liability relate only to Customer’s Tankage, then 100%) of the increase in the applicable Throughput Charges necessary to cover such increased tax liability.
23.    Operating and Maintenance Expenses. If during the first three years of the Term of this Schedule, Company’s expenses related to the operation and maintenance of the Tankage and other facilities at the Terminals substantially increase or decrease relative to the Parties’ expectations as of the Effective Date, the Parties will renegotiate the applicable Throughput Charges in good faith in order to reset the applicable Throughput Charges to preserve the Parties’ original economic, operational, commercial, and competitive expectations related to this Schedule as of the Effective Date.
24.    Outages and Force Majeure Events. Notwithstanding the fact that the Minimum Quarterly Commitment and other terms in this Schedule have been aggregated for both Terminals, a Force Majeure Event impacting one or both of the Refineries or Terminals or an Outage at one or both of the Terminals shall constitute a Force Majeure Event or Outage under the Agreement. The Agreement as it relates to a Force Majeure Event or Outage under this Schedule is hereby modified to accommodate the plural nature of the Terminals and Refineries.
25.    Contacts and Notices.
(a)    For Company. The following contacts and their respective subject matter expertise are provided for convenience purposes only. All formal notices and communication required under this Schedule to Company shall be in writing and delivered as set forth in the Agreement:

Operational:	VP Pipelines & Terminals
Tel: (210) 345-4057
Fax: (210) 370-4801

Invoice:	Troy Heard, Supervisor Accounting
Tel: (210) 345-3219
Fax: (210) 370-4355
(b)    For Customer: The following contacts and their respective subject matter expertise are provided for convenience purposes only. All formal notices and communication required under this Schedule to Customer shall be in writing and delivered as set forth in the Agreement:

Operational:	VP & General Manager - Corpus Christi East
Refinery and Corpus Christi West Refinery
Tel: (713) 923-3585
Fax: (713) 923-3399

Invoice:	Troy Heard, Supervisor Accounting
Tel: (210) 345-3219
Fax: (210) 370-4355

IN WITNESS WHEREOF, the Parties hereto have caused this Schedule to be duly executed by their respective authorized officers.

Company:

VALERO PARTNERS OPERATING CO. LLC

By: /s/ Richard F. Lashway
Name:	Richard F. Lashway
Title:	President and Chief Operating Officer

Customer:

VALERO MARKETING AND SUPPLY COMPANY

By: /s/ R. Lane Riggs
Name:	R. Lane Riggs
Title:	Executive Vice President

[Signature Page to Terminal Services Schedule (Corpus East and West Terminals)]

EXHIBIT A
TANKS
Corpus East Terminal

Corpus East Tank Ref #	Type	Shell Capacity (Barrels)
177TK014	Cone	12,076
177TK015	Cone	24,985
177TK017	Cone	14,592
177TK020	Cone	10,754
177TK021	Cone	10,737
177TK050	Cone	78,414
177TK051	Cone	55,271
177TK052	Cone	79,291
177TK053	Cone	79,957
177TK054	Cone	76,795
177TK055	Cone	91,940
177TK061	Cone	37,700
177TK062	Cone	37,700
177TK070	Cone	93,408
177TK071	Cone	60,521
177TK072	IFR	91,353
177TK073	IFR	95,434
177TK074	Cone	54,221
177TK077	Cone	8,106
177TK079	EFR	78,967
177TK080	Cone	55,953
177TK081	Cone	96,417
177TK082	EFR	79,798
177TK083	Cone	19,922
177TK084	EFR	98,027
177TK085	EFR	148,329
177TK088	EFR	120,146
177TK089	EFR	119,983
177TK090	EFR	119,005
177TK091	EFR	148,376

Exhibit A – Page 1

Corpus East Tank Ref #	Type	Shell Capacity (Barrels)
177TK092	EFR	149,490
177TK093	EFR	148,833
177TK094	Cone	290,660
177TK095	Cone	292,817
177TK096	EFR	149,137
177TK097	EFR	298,240
177TK098	EFR	295,207
177TK099	EFR	296,047
177TK100	EFR	294,678
177TK102	IFR	6,140
177TK108	IFR	14,883
177TK110	EFR	148,920
177TK111	IFR	5,902
177TK112	IFR	6,060
177TK142	IFR	24,633
177TK146	IFR	24,470
177TK147	Cone	24,070
177TK152	IFR	24,754
177TK153	EFR`	24,012
177TK201	IFR	78,130
177TK203	Cone	95,110
177TK204	Cone	95,521
177TK205	EFR	20,017
177TK206	IFR	54,841
177TK207	IFR	54,928
177TK208	Cone	53,378
177TK320	IFR	3,562
177TK321	IFR	3,563
177TK322	IFR	3,559
177TK323	IFR	3,553
177TK324	IFR	3,538
177TK326	IFR	3,537
177TK329	IFR	3,521
177TK330	EFR	29,906

Exhibit A – Page 2

Corpus East Tank Ref #	Type	Shell Capacity (Barrels)
177TK331	IFR	30,127
177TK333	EFR	29,979
177TK334	EFR	29,557
177TK335	EFR	29,959
177TK336	EFR	29,884
177TK350	Cone	67,603
177TK351	Cone	67,262
177TK352	IFR	66,966
177TK353	Cone	66,939
177TK355	EFR	66,072
177TK356	EFR	66,063
177TK357	EFR	66,503
177TK358	EFR	66,690
177TK359	EFR	66,797
177TK360	EFR	66,229
177TK370	EFR	150,362
177TK371	EFR	150,032
	TOTAL:	6,240,819

Exhibit A – Page 3

Corpus West Terminal

Corpus West Tank Ref #	Type	Shell Capacity (Barrels)
03TK156	IFR	11,090
03TK161	IFR	11,253
50TK57	EFR	106,358
50TK58	IFR	58,314
50TK59	EFR	106,036
50TK60	IFR	58,282
50TK61	EFR	106,864
50TK62	IFR	66,648
50TK63	IFR	66,575
50TK64	IFR	77,718
50TK65	IFR	77,677
70TK100	IFR	10,160
70TK101	IFR	54,960
70TK102	IFR	55,616
70TK103	IFR	20,066
70TK104	IFR	55,054
70TK105	Cone	55,520
70TK108	IFR	55,225
70TK109	IFR	20,022
70TK110	IFR	19,970
70TK114	IFR	76,575
70TK115	IFR	21,984
70TK116	IFR	65,260
70TK139	IFR	79,549
70TK149	Cone	61,346
70TK150	Cone	61,358
70TK51	IFR	21,844
70ATK66	IFR	52,996
70ATK67	IFR	53,202
70ATK68	IFR	53,138
70TK93	IFR	10,240
70TK94	IFR	10,207

Exhibit A – Page 4

Corpus West Tank Ref #	Type	Shell Capacity (Barrels)
70TK95	Cone	10,223
70TK96	Cone	10,356
70TK97	Cone	10,267
70TK98	Cone	10,325
70TK99	IFR	10,141
72TK111	IFR	150,486
72TK112	IFR	150,006
72TK14	Cone	258,136
72TK15	EFR	256,792
72TK16	Cone	61,181
72TK17	Cone	61,282
72TK18	Cone	61,290
72TK19	Cone	30,456
72TK20	Cone	30,451
72TK75	IFR	22,034
72TK76	IFR	60,638
72TK77	IFR	21,053
72TK78	IFR	21,033
73TK166	EFR	344,030
73TK167	EFR	344,030
73TK168	IFR	250,000
	TOTAL	3,835,317

Exhibit A – Page 5

EXHIBIT B

PRODUCTS
Products are hydrocarbons commonly stored in atmospheric storage tanks (<11 psia TVP) (True Vapor Pressure) such as, but not limited to:

Crude (Crude Oil, Blended Crude Oil, Crude Oil Mixture, Diluted Crude Oil, Synthetic Crude, Bitumen Crude)

Gasoline and Gasoline Blendstocks including Alkylate, Naphtha, Reformate, Cat gasoline, LSR, Naphtha

Distillate (Ultra Low Sulfur Diesel, Kerosene, Jet Fuel, Light Cycle Oil, Other distillates such as High Sulfur Diesel)

Gas Oils (Vacuum Gas Oil (VGO), Coker gas oil)

Resid (Fuel Oil, Residual Fuel Oil, No. 6 High Sulfur, Slurry, ATB)

Benzene, Toluene, Xylene

Products exclude:
Petcoke
Sulfur
Butane
Propane
Propylene
Hydrogen
Natural Gas
Butane / Butylene
P/P
NC4
Y-Grade
Acid
Spent Caustic
Process Water
Sour Water

Exhibit B – Page 1

EXHIBIT C

EXAMPLE1

[1]	NTD: BB/VLO to provide.

Exhibit C – Page 1